Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

(Unaudited)

March 31, 2014

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

March 31, 2014

Assured Guaranty Re Ltd.

Consolidated Balance Sheets (Unaudited)

(dollars in millions except per share and share amounts)

	As of March 31, 2014	As of December 31, 2013
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,997 and 2,010)	$2,058	$2,050
Short-term investments, at fair value	77	77
Total investment portfolio	2,135	2,127
Loan receivable from affiliate	90	90
Cash	6	6
Premiums receivable, net of commissions payable	214	237
Ceded unearned premium reserve	5	6
Deferred acquisition costs	301	305
Salvage and subrogation recoverable	22	18
Credit derivative assets	3	6
Deferred tax asset, net	6	7
Other assets	76	95
Total assets	$2,858	$2,897
Liabilities and shareholder’s equity
Unearned premium reserve	$1,062	$1,084
Loss and loss adjustment expense reserve	326	304
Reinsurance balances payable, net	10	19
Credit derivative liabilities	421	377
Other liabilities	13	13
Total liabilities	1,832	1,797
Commitments and contingencies (See Note 13)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2014 and 2013)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2014 and 2013)	1	1
Additional paid-in capital	857	857
Retained earnings	111	205
Accumulated other comprehensive income, net of tax of $3 and $3	57	37
Total shareholder’s equity	1,026	1,100
Total liabilities and shareholder’s equity	$2,858	$2,897
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations (Unaudited)

(in millions)

	Three Months Ended March 31,
	2014	2013
Revenues
Net earned premiums	$32	$49
Net investment income	18	20
Net realized investment gains (losses)	1	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	2	8
Net unrealized gains (losses)	(47)	(111)
Net change in fair value of credit derivatives	(45)	(103)
Other income (loss)	2	(2)
Total revenues	8	(34)
Expenses
Loss and loss adjustment expenses	24	0
Amortization of deferred acquisition costs	9	14
Other operating expenses	5	5
Total expenses	38	19
Income (loss) before income taxes	(30)	(53)
Provision (benefit) for income taxes
Current	1	4
Deferred	1	3
Total provision (benefit) for income taxes	2	7
Net income (loss)	$(32)	$(60)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (Unaudited)

(in millions)

	Three Months Ended March 31,
	2014	2013
Net income (loss)	$(32)	$(60)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit)	18	(13)
Investments with other-than-temporary impairment, net of tax	2	0
Unrealized holding gains (losses) arising during the period, net of tax	20	(13)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit)	0	2
Other comprehensive income (loss)	20	(15)
Comprehensive income (loss)	$(12)	$(75)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statement of Shareholder’s Equity (Unaudited)

Three Months Ended March 31, 2014

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2013	$—	$1	$857	$205	$37	$1,100
Net loss	—	—	—	(32)	—	(32)
Dividends	—	—	—	(62)	—	(62)
Other comprehensive income	—	—	—	—	20	20
Balance at March 31, 2014	$—	$1	$857	$111	$57	$1,026

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2014	2013
Net cash flows provided by (used in) operating activities	l	$2
Investing activities
Fixed-maturity securities:
Purchases	(77)	(185)
Sales	66	61
Maturities	29	61
Net sales (purchases) of short-term investments	0	91
Other	8	—
Net cash flows provided by (used in) investing activities	26	28
Financing activities
Dividends paid	(62)	(40)
Net cash flows provided by (used in) financing activities	(62)	(40)
Effect of exchange rate changes	0	0
Increase (decrease) in cash	(36)	(10)
Cash at beginning of period	6	20
Cash at end of period	$(30)	$10
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$1	$2

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2014

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (“AG Re” or, together with its subsidiaries, the “Company”) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (“AGOUS”), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (“AGRO”). AG Re and AGRO primarily underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. As of December 31, 2013, AGRO owned Assured Guaranty Mortgage Insurance Company (“AGMIC”), a New York corporation; AGMIC merged into Assured Guaranty Municipal Corp. (“AGM”), an affiliate, in 2014.

AG Re is wholly owned by Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. The Company’s affiliates, Assured Guaranty Corp. (“AGC”) and AGM (together with AGC, the “affiliated ceding companies”), account for the majority of all new business written by the Company in 2013 and 2012.

The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss reinsurance treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall.

In the past, the Company had reinsured its affiliated ceding companies when they sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the guarantor’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The credit derivative transactions that the Company assumed are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The affiliated ceding companies have not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") also contributed to the affiliated ceding companies not entering into such new CDS since 2009. The affiliated ceding companies actively pursue opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of March 31, 2014 and cover the three-month period ended March 31, 2014 ("First Quarter 2014") and the three-month period ended March 31, 2013 ("First Quarter 2013"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements included as Exhibit 99.1 in AGL’s Form 8-K dated April 21, 2014, furnished to the U.S. Securities and Exchange Commission (the “SEC”).

2.    Rating Actions

On March 18, 2014, Standard & Poor's Ratings Services ("S&P") upgraded the financial strength ratings of AG Re and AGRO to AA (stable outlook) from AA- (stable outlook). The most recent rating action of Moody's Investors Service, Inc. ("Moody's") was on February 10, 2014, when it affirmed the financial strength ratings of AG Re and its insurance subsidiaries but changed the outlook on their ratings to negative. In the last several years, S&P and Moody's have changed, multiple times, their financial strength ratings of AG Re and its insurance subsidiaries, or changed the outlook on such ratings. There can be no assurance that the rating agencies will not take negative action on the financial strength ratings of AG Re and AGRO in the future. For a discussion of other effects of rating actions on AG Re and AGRO, see the following:

•	Note 5, Expected Loss to be Paid

•	Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 12, Reinsurance and Other Monoline Exposures

3.	Outstanding Exposure

The Company’s direct and assumed financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations.

Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade ("BIG") surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's insured credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case the ceding company's credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them. The Company models most assumed residential mortgage-backed security ("RMBS") credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (See Note 5, Expected Loss to be Paid), for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

 Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
	(in millions)
Public finance	$166,854	$168,923	$166,854	$168,923
Structured finance	12,882	13,622	12,662	13,394
Total financial guaranty	$179,736	$182,545	$179,516	$182,317

In addition to the amounts shown in the table above, the Company’s net mortgage guaranty insurance debt service was approximately $153 million as of March 31, 2014. The net mortgage guaranty insurance in force constitutes assumed excess of loss business written between 2004 and 2006 and comprises $145 million covering loans originated in Ireland and $8 million covering loans originated in the United Kingdom.

Financial Guaranty Portfolio by Internal Rating
As of March 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$828	0.9%	$285	2.8%	$2,280	24.9%	$994	45.0%	$4,387	3.8%
AA	28,398	30.5	326	3.2	1,656	18.1	101	4.6	30,481	26.6
A	49,774	53.4	2,654	26.0	1,488	16.1	360	16.3	54,276	47.3
BBB	11,163	12.0	6,663	65.3	1,248	13.6	547	24.7	19,621	17.1
BIG	3,007	3.2	280	2.7	2,501	27.3	208	9.4	5,996	5.2
Total net par outstanding	$93,170	100.0%	$10,208	100.0%	$9,173	100.0%	2,210	100.0%	$114,761	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$891	0.9%	$284	2.8%	$2,585	26.7%	$1,104	46.3%	$4,864	4.2%
AA	29,083	30.9	324	3.2	1,637	16.9	102	4.3	31,146	26.7
A	50,988	54.1	2,644	26.1	1,606	16.5	388	16.3	55,626	47.8
BBB	10,254	10.9	6,579	65.1	1,301	13.4	578	24.3	18,712	16.1
BIG	3,029	3.2	281	2.8	2,567	26.5	210	8.8	6,087	5.2
Total net par outstanding	$94,245	100.0%	$10,112	100.0%	$9,696	100.0%	$2,382	100.0%	$116,435	100.0%

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of March 31, 2014

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$27	$51	$9	$87	$129	0.1%
Alt-A first lien	224	140	169	533	656	0.5
Option ARM	14	9	54	77	113	0.1
Subprime	50	49	47	146	753	0.1
Second lien U.S. RMBS:
Closed-end second lien	0	0	22	22	32	0.0
Home equity lines of credit (“HELOCs”)	186	19	78	283	295	0.2
Total U.S. RMBS	501	268	379	1,148	1,978	1.0
Trust preferred securities (“TruPS”)	260	83	—	343	1,227	0.3
Other structured finance	304	79	835	1,218	8,178	1.1
U.S. public finance	2,594	148	265	3,007	93,170	2.6
Non-U.S. public finance	172	108	—	280	10,208	0.2
Total	$3,831	$686	$1,479	$5,996	$114,761	5.2%

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$15	$64	$9	$88	$132	0.1%
Alt-A first lien	220	228	92	540	678	0.5
Option ARM	13	9	60	82	119	0.1
Subprime	53	46	48	147	777	0.1
Second lien U.S. RMBS:
Closed-end second lien	0	0	22	22	33	0.0
HELOCs	172	20	100	292	307	0.2
Total U.S. RMBS	473	367	331	1,171	2,046	1.0
TruPS	342	34	—	376	1,255	0.3
Other structured finance	313	80	837	1,230	8,777	1.1
U.S. public finance	2,596	168	265	3,029	94,245	2.6
Non-U.S. public finance	177	104	—	281	10,112	0.2
Total	$3,901	$753	$1,433	$6,087	$116,435	5.2%

 BIG Net Par Outstanding
and Number of Risks
As of March 31, 2014

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$3,366	$465	$3,831	127	21	148
Category 2	328	358	686	40	21	61
Category 3	1,276	203	1,479	75	21	96
Total BIG	$4,970	$1,026	$5,996	242	63	305

 BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$3,350	$551	$3,901	124	22	146
Category 2	356	397	753	40	21	61
Category 3	1,307	126	1,433	80	20	100
Total BIG	$5,013	$1,074	$6,087	244	63	307
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Direct Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company believes heightened uncertainties exist are: Hungary, Ireland, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of March 31, 2014

	Hungary (2)	Ireland	Italy	Portugal (2)	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance (3)	$—	$—	$182	$10	$49	$241
Infrastructure finance	68	—	7	11	—	86
Sub-total	68	—	189	21	49	327
Non-sovereign exposure:
Regulated utilities	—	—	97	—	—	97
RMBS	5	145	18	—	—	168
Sub-total	5	145	115	—	—	265
Total	$73	$145	$304	$21	$49	$592
Total BIG	$73	$—	$—	$18	$49	$140
____________________

(1)
While the Company’s exposures are shown in U.S. dollars, the obligations the Company reinsures are in various currencies, including U.S. dollars and Euros. Included in the table above is $145 million of reinsurance assumed on a 2004 - 2006 pool of Irish residential mortgages that is part of the Company’s remaining legacy mortgage reinsurance business. One of the residential mortgage-backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)	See Note 5, Expected Loss to be Paid.

(3)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When an affiliated ceding company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The affiliated ceding company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through reinsurance it provides on pooled corporate and commercial receivables transactions. The Company considers economic exposure to a Selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. The affiliated ceding companies have reviewed transactions through which they believe they may have indirect exposure to the Selected European Countries that is material to the transaction and included in the tables above is the Company's assumed share of the proportion of the insured par equal to the proportion of obligors so identified by the Company's affiliated primary insurers as being domiciled in a Selected European Country. The Company may also have indirect exposures to Selected European Countries in business assumed from unaffiliated monoline insurance companies. However, in connection with such assumed business, unaffiliated primary insurers generally do not provide the Company with information on indirect exposures to Selected European Countries.

Exposure to Puerto Rico

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1,515 million net par. The Company rates $1,507 million net par of that amount BIG.

The following table shows estimated amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. The column labeled “Estimated BIG Net Debt Service Amortization” shows the total amount of principal and interest due in the period indicated and represents the maximum net amount the Company would be required to pay on BIG Puerto Rico exposures in a given period assuming the obligors paid nothing on all of those obligations in that period.

                       Amortization Schedule of BIG Net Par Outstanding
and BIG Net Debt Service Outstanding of Puerto Rico
As of March 31, 2014

	Estimated BIG Net Par Amortization	Estimated BIG Net Debt Service Amortization
	(in millions)
2014 (April 1 - June 30)	$—	$19
2014 (July 1 - September 30)	80	98
2014 (October 1 - December 31)	—	18
2015	92	162
2016	71	137
2017	52	115
2018	44	105
2019-2023	229	493
2024-2028	305	506
2029-2033	203	346
After 2033	431	528
Total	$1,507	$2,527

Recent announcements and actions by the Governor and his administration indicate officials of the Commonwealth are focused on measures to help Puerto Rico operate within its financial resources and maintain its access to the capital markets. All Puerto Rico credits insured by the Company are current on their debt service payments. Neither Puerto Rico nor its related authorities and public corporations are eligible debtors under Chapter 9 of the U.S. Bankruptcy Code. However, Puerto Rico faces high debt levels, a declining population and an economy that has been in recession since 2006. Puerto Rico has been operating with a structural budget deficit in recent years, and its two largest pension funds are significantly underfunded.

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Net Earned Premiums

	First Quarter
	2014	2013
	(in millions)
Scheduled net earned premiums	$25	$25
Acceleration of net earned premiums	5	22
Accretion of discount on net premiums receivable	2	2
Net earned premiums	$32	$49

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	First Quarter
	2014	2013
	(in millions)
Beginning of period, December 31	$237	$244
Gross premium written, net of commissions on assumed business	7	4
Gross premiums received, net of commissions on assumed business	(29)	(18)
Adjustments:
Changes in the expected term	(2)	(1)
Accretion of discount, net of commissions on assumed business	1	2
Foreign exchange translation	0	(3)
End of period, March 31	$214	$228

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 25% and 23% of installment premiums at March 31, 2014 and December 31, 2013, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of March 31, 2014
(in millions)
2014 (April 1 - June 30)	$16
2014 (July 1 - September 30)	6
2014 (October 1 - December 31)	5
2015	22
2016	20
2017	19
2018	17
2019-2023	68
2024-2028	44
2029-2033	31
After 2033	29
Total	$277

Scheduled Net Earned Premiums

As of March 31, 2014
(in millions)
2014 (April 1 - June 30)	$23
2014 (July 1 - September 30)	23
2014 (October 1–December 31)	23
2015	84
2016	78
2017	72
2018	68
2019 - 2023	279
2024 - 2028	188
2029 - 2033	118
After 2033	97
Total present value basis	1,053
Discount	82
Total future value	$1,135

Selected Information for Policies Paid in Installments

	As of March 31, 2014	As of December 31, 2013
	(dollars in millions)
Premiums receivable, net of commission payable	$214	$237
Gross unearned premium reserve	287	296
Weighted‑average risk-free rate used to discount premiums	3.2%	3.2%
Weighted‑average period of premiums receivable (in years)	9.2	8.9

5.    Expected Loss to be Paid

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance or credit derivatives, by sector after the benefit for net expected recoveries for contractual breaches of representations and warranties ("R&W"). The Company used weighted average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 3.97% as of March 31, 2014 and 0.0% to 4.44% as of December 31, 2013.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
First Quarter 2014

	Net Expected Loss to be Paid as of December 31, 2013(1)	Economic Loss Development	(Paid) Recovered Losses	Net Expected Loss to be Paid as of March 31, 2014(1)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$4	$(1)	$—	$3
Alt-A first lien	22	1	(1)	22
Option ARM	1	(1)	—	0
Subprime	17	—	—	17
Total first lien	44	(1)	(1)	42
Second lien:
Closed-end second lien	3	1	—	4
HELOCs	(3)	(5)	—	(8)
Total second lien	0	(4)	—	(4)
Total U.S. RMBS	44	(5)	(1)	38
TruPS	13	(5)	—	8
Other structured finance	139	21	(1)	159
U.S. public finance	161	11	(4)	168
Non-U.S. public finance	11	—	—	11
Other insurance	(3)	(1)	—	(4)
Total	$365	$21	$(6)	$380

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
First Quarter 2013

	Net Expected Loss to be Paid as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses	Net Expected Loss to be Paid as of March 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$1	$—	$2
Alt-A first lien	30	2	(2)	30
Option ARM	4	(2)	(3)	(1)
Subprime	16	3	(1)	18
Total first lien	51	4	(6)	49
Second lien:
Closed-end second lien	3	2	—	5
HELOCs	15	(4)	(2)	9
Total second lien	18	(2)	(2)	14
Total U.S. RMBS	69	2	(8)	63
TruPS	7	(1)	—	6
Other structured finance	170	(6)	(1)	163
U.S. public finance	43	(1)	(6)	36
Non-U.S. public finance	9	4	—	13
Other insurance	(3)	(10)	—	(13)
Total	$295	$(12)	$(15)	$268
____________________

(1)
Includes expected LAE to be paid for mitigating claim liabilities of $8 million as of March 31, 2014 and $10 million as of December 31, 2013. The Company paid $2 million and $3 million in LAE for First Quarter 2014 and 2013, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
First Quarter 2014

	Future Net R&W Benefit as of December 31, 2013	R&W Development and Accretion of Discount During First Quarter 2014	R&W Recovered During First Quarter 2014(1)	Future Net R&W Benefit as of March 31, 2014
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	52	—	(1)	51
Option ARM	8	—	(1)	7
Subprime	1	1	—	2
Total first lien	63	1	(2)	62
Second lien:
Closed-end second lien	3	—	—	3
HELOC	—	7	—	7
Total second lien	3	7	—	10
Total	$66	$8	$(2)	$72

Net Expected Recoveries from
Breaches of R&W Rollforward
First Quarter 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During First Quarter 2013	R&W Recovered During First Quarter 2013(1)	Future Net R&W Benefit as of March 31, 2013
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	59	(2)	(1)	56
Option ARM	13	1	(1)	13
Subprime	1	—	—	1
Total first lien	75	(1)	(2)	72
Second lien:
Closed-end second lien	4	—	—	4
HELOC	7	—	—	7
Total second lien	11	—	—	11
Total	$86	$(1)	$(2)	$83

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of March 31, 2014

	Financial Guaranty Insurance	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$2	$3
Alt-A first lien	10	12	22
Option ARM	(2)	2	—
Subprime	5	12	17
Total first lien	14	28	42
Second lien:
Closed-end second lien	4	—	4
HELOCs	(8)	—	(8)
Total second lien	(4)	—	(4)
Total U.S. RMBS	10	28	38
TruPS	—	8	8
Other structured finance	164	(5)	159
U.S. public finance	168	—	168
Non-U.S. public finance	10	1	11
Subtotal	$352	$32	384
Other			(4)
Total			$380

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$3	$4
Alt-A first lien	11	11	22
Option ARM	(1)	2	1
Subprime	5	12	17
Total first lien	16	28	44
Second lien:
Closed-end second lien	3	—	3
HELOCs	(3)	—	(3)
Total second lien	0	—	0
Total U.S. RMBS	16	28	44
TruPS	1	12	13
Other structured finance	145	(6)	139
U.S. public finance	161	—	161
Non-U.S. public finance	10	1	11
Subtotal	$333	$35	368
Other			(3)
Total			$365

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
First Quarter 2014

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$(1)	$(1)
Alt-A first lien	—	1	1
Option ARM	—	(1)	(1)
Subprime	—	—	—
Total first lien	—	(1)	(1)
Second lien:
Closed-end second lien	1	—	1
HELOCs	(6)	1	(5)
Total second lien	(5)	1	(4)
Total U.S. RMBS	(5)	0	(5)
TruPS	(1)	(4)	(5)
Other structured finance	19	2	21
U.S. public finance	12	(1)	11
Non-U.S. public finance	—	—	—
Subtotal	$25	$(3)	22
Other			(1)
Total			$21

Net Economic Loss Development
By Accounting Model
First Quarter 2013

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$1	$1
Alt-A first lien	1	1	2
Option ARM	—	(2)	(2)
Subprime	1	2	3
Total first lien	2	2	4
Second lien:
Closed-end second lien	2	—	2
HELOCs	(4)	—	(4)
Total second lien	(2)	—	(2)
Total U.S. RMBS	—	2	2
TruPS	—	(1)	(1)
Other structured finance	(7)	1	(6)
U.S. public finance	(1)	—	(1)
Non-U.S. public finance	4	—	4
Subtotal	$(4)	$2	(2)
Other			(10)
Total			$(12)
____________________
(1)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the affiliated ceding company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The affiliated ceding companies project loss severities by sector based on the experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime” and “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien.” These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The affiliated ceding companies are in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity believed to be financially viable and where the affiliated ceding companies already have access or believe they will attain access to the underlying mortgage loan files. Where the affiliated ceding company has an agreement with an R&W provider (e.g., the Bank of America Agreement, the Deutsche Bank Agreement or the UBS Agreement) or where the affiliated ceding company is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. Where the affiliated ceding company has an agreement with the R&W provider but does not believe the R&W provider to be economically viable, the affiliated ceding company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider. Further detail regarding how these credits are calculated may be found under “Breaches of Representations and Warranties” below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company's RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices, results from the Company's loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management's view of future performance.

First Quarter 2014 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general. To the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use the same general assumptions to project RMBS losses as of March 31, 2014 as it used as of December 31, 2013.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified in the previous 12 months or are delinquent or in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	March 31, 2014	December 31, 2013
Current Loans Modified in Previous 12 Months
Alt A and Prime	35%	35%
Option ARM	35	35
Subprime	35	35
30 – 59 Days Delinquent
Alt-A and Prime	50	50
Option ARM	50	50
Subprime	45	45
60 – 89 Days Delinquent
Alt-A and Prime	60	60
Option ARM	65	65
Subprime	50	50
90+ Days Delinquent
Alt-A and Prime	75	75
Option ARM	70	70
Subprime	60	60
Bankruptcy
Alt-A and Prime	60	60
Option ARM	60	60
Subprime	55	55
Foreclosure
Alt-A and Prime	85	85
Option ARM	80	80
Subprime	70	70
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified within the last 12 months) it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the affiliated ceding companies’ methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months, except that in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for another nine months then drop to 80% for nine more months, in each case before following the ramp described below. The Company determines its initial loss severity based on actual recent experience. The Company’s initial loss severity assumptions for March 31, 2014 were the same as it used for December 31, 2013. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of March 31, 2014	As of December 31, 2013
Alt-A First Lien
Plateau CDR	2.3% - 100.0%	2.8% - 100.0%
Intermediate CDR	0.5% - 20.0%	0.6% - 20.0%
Period until intermediate CDR	48 months	48 months
Final CDR	0.1% - 5.0%	0.1% - 5.0%
Initial loss severity	65%	65%
Initial conditional prepayment rate ("CPR")	0.9% - 33.9%	0.0% - 37.9%
Final CPR	15%	15%
Option ARM
Plateau CDR	3.8% - 16.8%	4.9% - 16.8%
Intermediate CDR	0.8% - 3.4%	1.0% - 3.4%
Period until intermediate CDR	48 months	48 months
Final CDR	0.2% - 0.8%	0.2% - 0.8%
Initial loss severity	65%	65%
Initial CPR	0.8% - 12.2%	0.4% - 13.1%
Final CPR	15%	15%
Subprime
Plateau CDR	3.2% - 29.9%	4.0% - 32.5%
Intermediate CDR	0.6% - 6.0%	0.8% - 6.5%
Period until intermediate CDR	48 months	48 months
Final CDR	0.2% - 1.5%	0.2% - 1.6%
Initial loss severity	90%	90%
Initial CPR	0.0% - 16.2%	0.0% - 21.1%
Final CPR	15%	15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case").

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntarily prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those the Company used for December 31, 2013.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of March 31, 2014. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of March 31, 2014 as it used as of December 31, 2013, increasing and decreasing the periods of stress from those used in the base case. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $6 million for Alt-A first liens, $1 million for Option ARM, $6 million for subprime and $1 million for prime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years (and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $17 million for Alt-A first liens, $3 million for Option ARM, $9 million for subprime and $2 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 18 months and was assumed to recover to 40% over 2.5 years, expected loss to be paid would increase from current projections by approximately $0.2 million for Alt-A first lien, and decrease by $0.5 million for Option ARM, $1 million for subprime and $0.1 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months, expected loss to be paid would decrease from current projections by approximately $6 million for Alt-A first lien, $2 million for Option ARM, $3 million for subprime and $1 million for prime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of March 31, 2014	As of December 31, 2013
Plateau CDR	0.8% - 22.3%	0.6% - 25.6%
Final CDR trended down to	0.4% - 3.2%	0.4% - 3.2%
Period until final CDR	34 months	34 months
Initial CPR	2.3% - 49.8%	2.3% - 46.0%
Final CPR	10%	10%
Loss severity	98%	98%

Closed-end second lien key assumptions	As of March 31, 2014	As of December 31, 2013
Plateau CDR	6.7% - 15.5%	7.3% - 15.1%
Final CDR trended down to	3.4% - 9.1%	3.4% - 9.1%
Period until final CDR	34 months	34 months
Initial CPR	2.9% - 12.8%	3.1% - 12.5%
Final CPR	10%	10%
Loss severity	98%	98%
_____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

As of March 31, 2014, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as December 31, 2013.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the affiliated ceding companies modeled the CPR at December 31, 2013. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, the loss severity and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

As of March 31, 2014, the Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of December 31, 2013. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $2.6 million for HELOC transactions and $0.1 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $3.1 million for HELOC transactions and $0.1 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company assumes, the ceding company is in a position to enforce these R&W provisions. Soon after the affiliated ceding companies observed the deterioration in the performance of their insured RMBS following the deterioration of the residential mortgage and property markets, the affiliated ceding companies began using internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W on a loan-by-loan basis. Where a provider of R&W refused to honor its repurchase obligations, the affiliated ceding companies sometimes chose to initiate litigation. See “Recovery Litigation” below. The affiliated ceding companies' success in pursuing these strategies permitted the affiliated ceding companies to enter into agreements with R&W providers under which those providers made payments to the affiliated ceding companies, agreed to make payments to the affiliated ceding companies in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the affiliated ceding companies. Such agreements provide the affiliated ceding companies with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The affiliated ceding companies continue to pursue these strategies against R&W providers with which it does not yet have agreements.

Using these strategies, through March 31, 2014 the affiliated ceding companies have caused entities providing R&Ws to pay or agree to pay approximately $3.7 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided reinsurance.

(in millions)
Agreement amounts already received	$2,716
Agreement amounts projected to be received in the future	402
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	579
Total R&W payments, gross of reinsurance	$3,697
____________________

(1)
These amounts were paid into the relevant RMBS transactions (rather than to affiliated ceding companies as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the affiliated ceding companies may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the affiliated ceding companies dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of March 31, 2014 an estimated net benefit related to breaches of R&W of $72 million, which includes $25 million from agreements with R&W providers and $47 million in transactions where the affiliated ceding companies do not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements of Affiliated Ceding Companies (1)

	R&W of the affiliated ceding companies
	Agreement Date	Current Net Par Covered	Receipts to March 31, 2014 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)	Estimated Future Receipts to AG Re
		(in millions)
Bank of America - First Lien	Apr 2011	$1,023	$490	$195	$585	$9.6
Bank of America - Second Lien	Apr 2011	1,335	968	NA	NA	N/A
Deutsche Bank	May 2012 and Oct 2013	1,649	235	100	142	8.3
UBS	May 2013	778	410	33	147	0
Others	Various	1,019	394	56	NA	7.2
Total		$5,804	$2,497	$384	$874	$25
____________________

(1)
This table relates to past and projected future recoveries under R&W and related agreements. Excluded is the $337 million of future net recoveries the affiliated ceding companies project receiving from R&W counterparties in transactions with $1,379 million of net par outstanding as of March 31, 2014 not covered by current agreements and $773 million of net par partially covered by agreements but for which the affiliated ceding companies project receiving additional amounts. Also, except for the column labeled "Estimated Future Receipts to AG Re" the amounts listed relate to the affiliated ceding companies.

The affiliated ceding companies' agreements with the counterparties specifically named in the table above required an initial payment to the affiliated ceding companies to reimburse them for past claims as well as an obligation to reimburse them for a portion of future claims. The named counterparties placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements. Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under the affiliated ceding companies' agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse the affiliated ceding companies for 80% of claims on the first lien transactions covered by the agreement that the affiliated ceding companies pay in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of March 31, 2014 aggregate lifetime collateral losses on those transactions was $3.9 billion, and the affiliated ceding companies were projecting in its base case that such collateral losses would eventually reach $5.1 billion.

•
Deutsche Bank. Under the affiliated ceding companies' agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse the affiliated ceding companies for certain claims they pay in the future on eight first and second lien transactions, including 80% of claims they pay until the aggregate lifetime claims (before reimbursement) reach $319 million. As of March 31, 2014, the affiliated ceding companies were projecting in the base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

The agreement also requires Deutsche Bank to reimburse AGC for future claims it pays on certain RMBS re-securitizations. The amount available for reimbursement of claim payments is based on a percentage of the losses that occur in certain uninsured tranches (“Uninsured Tranches”) within the eight transactions described above: 60% of losses on the Uninsured Tranches (up to $141 million of losses), 60% of such losses (for losses between $161 million and $185 million) and 100% of such losses (for losses from $185 million to $248 million). Losses on the Uninsured Tranches from $141 million to $161 million and above $248 million are not included in the calculation of AGC's reimbursement amount for re-securitization claim payments. As of March 31, 2014, AGC was projecting in its base case that losses on the Uninsured Tranches would be $153 million. Pursuant to the CDS termination on October 10, 2013 described below, a portion of Deutsche Bank's reimbursement obligation was applied to the terminated CDS. After giving effect to application of the portion of the reimbursement obligation to the terminated CDS, as well as to reimbursements related to other covered RMBS re-securitizations, and based on AGC's base case projections for losses on the Uninsured Tranches, AGC expects that $24 million will be available to reimburse it for re-securitization claim payments on the remaining re-securitizations, and the Company expects that $5.1 million of that $24 million will be used to reimburse AG Re's losses. Except for the reimbursement obligation based on losses occurring on the Uninsured Tranches and the termination agreed to described below, the agreement with Deutsche Bank does not cover transactions where the affiliated ceding companies have provided protection to Deutsche Bank on RMBS transactions in CDS form.

On October 10, 2013, one of the affiliated ceding companies and Deutsche Bank terminated one below investment grade transaction under which the affiliated ceding company had provided credit protection to Deutsche Bank through a CDS. The transaction had a net par outstanding of $44 million. In connection with the termination, the affiliated ceding company agreed to release to Deutsche Bank $60 million of assets held in trust that was in excess of the amount of assets required to be held in trust for regulatory and rating agency capital relief.

•
UBS. On May 6, 2013, the affiliated ceding companies' entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving the Company's claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM for 85% of future losses on three first lien RMBS transactions.

The affiliated ceding companies calculated an expected recovery of $337 million from breaches of R&W in transactions not covered by agreements with $1,379 million of net par outstanding as of March 31, 2014 and $773 million of net par partially covered by agreements but for which the affiliated ceding companies project receiving additional amounts. The affiliated ceding companies did not incorporate any gain contingencies from potential litigation in their estimated repurchases. The amount the affiliated ceding companies will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the affiliated ceding companies' estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the affiliated ceding companies considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the affiliated ceding companies recovering substantially all of the losses it incurred due to violations of R&W to the affiliated ceding companies realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the affiliated ceding companies' estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. The affiliated ceding companies adjust the calculation of its expected recovery from breaches of R&W based on changing facts and circumstances with respect to each counterparty and transaction.

The affiliated ceding companies use the same RMBS projection scenarios and weightings to project their future R&W benefit as they use to project RMBS losses on its portfolio. To the extent the affiliated ceding companies increase their loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the affiliated ceding companies decrease its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also decrease, subject to the agreement limits and thresholds described above.

The Company accounts for the loss sharing obligations under the R&W agreements on financial guaranty insurance contracts as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. See Note 7, Fair Value Measurement.

 U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of		Debt Service as of
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
			(dollars in millions)
Prime first lien	1	1	$18	$19
Alt-A first lien	20	19	568	580
Option ARM	10	9	61	64
Subprime	4	4	14	14
Closed-end second lien	4	3	14	15
HELOC	5	4	43	2
Total	44	40	$718	$694
_____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

Components of R&W Development

	First Quarter
	2014	2013
	(in millions)
Change in recovery assumptions as the result of additional file review and recovery success	$0	$0
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	0	(2)
Settlements and anticipated settlements	7	1
Accretion of discount on balance	1	0
Total	$8	$(1)

“XXX” Life Insurance Transactions

The Company’s $2.3 billion net par of XXX life insurance transactions as of March 31, 2014, include $715 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction, the monies raised by the sale of the bonds reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third‑party investment managers.

The BIG “XXX” life insurance transactions consist of two transactions: notes issued by each of Ballantyne Re p.l.c and Orkney Re II p.l.c . These transactions had material amounts of their assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at March 31, 2014, the Company’s projected net expected loss to be paid is $106 million. The overall increase of approximately $17 million in expected loss to be paid during First Quarter 2014 is due primarily to changes in lapse assumptions on the underlying life insurance policies in the Ballantyne Re p.l.c transaction and a decrease in the risk free rates used to discount the losses.

Student Loan Transactions

The Company has reinsured $1.3 billion net par of student loan securitizations, of which $830 million was issued by private issuers and classified as asset-backed and $475 million was issued by public authorities and classified as public finance. Of these amounts, $198 million and $242 million, respectively, are rated BIG. The Company is projecting approximately $68 million of net expected loss to be paid in these portfolios. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The largest of these losses was approximately $28 million and related to a transaction backed by a pool of private student loans ceded to AG Re by another monoline insurer. The guaranteed bonds were issued as auction rate securities that now bear a high rate of interest due to the downgrade of the primary insurer’s financial strength rating. Further, the underlying loan collateral has performed below expectations. The overall increase of $4 million in net expected loss during First Quarter 2014 is primarily due to a decrease in the risk free rates used to discount the losses along with some deterioration in collateral performance.

Trust Preferred Securities Collateralized Debt Obligations

The Company has reinsured $1.2 billion of net par (68% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS or “TruPS CDOs” and similar debt instruments. Of the $1.3 billion, $344 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At March 31, 2014, the Company has projected expected losses to be paid for TruPS CDOs of $8 million. The decrease of approximately $5 million in First Quarter 2014 was due primarily to improving collateral performance.

Selected U.S. Public Finance Transactions

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1,515 million net par. The Company rates $1,507 million net par of that amount BIG. For information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

Many U.S. municipalities and related entities continue to be under increased pressure, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. Given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain and may lead to an increase in defaults on some of the insured public finance obligations reinsured by the Company. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has reinsured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code and have not been resolved are: Detroit, Michigan and Stockton, California.

The Company has net assumed par exposure to the City of Detroit, Michigan of $487 million as of March 31, 2014. On July 18, 2013, the City filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company's net par exposure relates to $250 million of sewer revenue bonds and $32 million of water revenue bonds, both of which the Company rates BBB. Both the sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues." The Company also has net par exposure of $30 million to the City's general obligation bonds (which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City and the specific ad valorem taxes approved by the voters solely to pay debt service on the general obligation bonds) and $175 million of the City's Certificates of Participation (which are unsecured unconditional contractual obligations of the City), both of which the Company rates BIG. On April 9, 2014, the City and the Company's affiliated ceding companies reached a tentative settlement with respect to the treatment of the unlimited tax general obligation bonds insured by the Company. The tentative agreement provides for the confirmation of both the secured status of such general obligation bonds and the existence of a valid lien on the City’s pledged property tax revenues, a finding that such revenues constitute “special revenues” under the U.S. Bankruptcy Code; and the provision of additional security for such general obligation bonds in the form of a statutory lien on, and intercept of, the City’s distributable state aid. After giving effect to post-petition payments made by Assured Guaranty on such general obligation bonds, the settlement results in a minimum ultimate recovery of approximately 74% on such general obligation bonds, with the ability to achieve a higher ultimate recovery rate over time if other debt creditors’ recoveries reach certain specified thresholds. The tentative settlement is subject to a number of conditions, including confirmation of a plan of adjustment that incorporates the terms of the settlement. The City has filed a proposed plan of adjustment and disclosure statement with the Bankruptcy Court, amended most recently on May 5, 2014.

On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. The Company's net assumed exposure to the City's general fund is $60 million, consisting of pension obligation bonds and lease obligation bonds. As of March 31, 2014, the Company had paid $10 million in net claims. On October 3, 2013, the affiliated ceding companies reached a tentative settlement with the City regarding the treatment of the bonds insured by them in the City's proposed plan of adjustment. Under the terms of the settlement, AGC would receive title to an office building, the ground lease of which secures the lease revenue bonds, and AGM will be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth. The settlement is subject to a number of conditions, including a sales tax increase (which was approved by voters on November 5, 2013), confirmation of a plan of adjustment that implements the terms of the settlement and definitive documentation. Pursuant to an order of the Bankruptcy Court, the City held a vote of its creditors on its proposed plan of adjustment; all but one of the classes polled voted to accept the plan. The court proceeding to determine whether to confirm the plan of adjustment started on May 12, 2014 and is scheduled to continue on June 4, 2014. The Company expects the plan to be confirmed and implemented during 2014.
The Company has $87 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits as of March 31, 2014 will be $168 million. As of December 31, 2013 the Company was projecting a net expected loss of $161 million across its troubled U.S. public finance credits. The net increase of $7 million in expected loss was primarily attributable to negative developments with respect to the City of Detroit offset, in part, by the modest reduction in exposure to Puerto Rico.

Certain Selected European Country Transactions

The Company reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the regions also to default. The Company's gross and net exposure to these Spanish and Portuguese credits is €35 million and €15 million, respectively. The Company rates most of these issuers in the BB, or below, category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross and net exposure to these Hungarian credits is $67 million, all of which is rated BIG. The Company estimated net expected losses of $9 million related to these Spanish, Portuguese and Hungarian credits, which represents no significant change from December 31, 2013.

Infrastructure Finance

The Company has insured exposure of approximately $437 million to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expected the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expected the debt to be refinanced in the market at or prior to its maturity. Due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the remaining two largest transactions with significant refinancing risk, assuming no refinancing and based on certain performance assumptions, could be $221 million on a gross basis; such claims would be payable from 2017 through 2022.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGM and AGC have lawsuits pending against providers of representations and warranties in U.S. RMBS transactions insured by them, seeking damages. In all the lawsuits, these affiliated ceding companies have alleged breaches of R&W in respect of the underlying loans in the transactions, and failure to cure or repurchase defective loans identified by AGM and AGC to such persons.

•
Deutsche Bank: AGM has sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. in the Supreme Court of the State of New York on the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 second lien transaction.

•
Credit Suisse: AGM and AGC have sued DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) on first lien U.S. RMBS transactions insured by them. Although DLJ and Credit Suisse successfully dismissed certain causes of action and claims for relief asserted in the complaint, the primary causes of action against DLJ for breach of R&W and breach of its repurchase obligations remained. On May 6, 2014, the Appellate Division, First Department unanimously reversed certain aspects of the partial dismissal by the Supreme Court of the State of New York of certain claims for relief by holding as a matter of law that AGM’s and AGC’s remedies for breach of R&W are not limited to the repurchase remedy. AGM and AGC had filed an amended complaint against DLJ and Credit Suisse (and added Credit Suisse First Boston Mortgage Securities Corp. as a defendant), asserting claims of fraud and material misrepresentation in the inducement of an insurance contract, in addition to their existing breach of contract claims. The defendants have filed a motion to dismiss certain aspects of the fraud claim against Credit Suisse First Boston Mortgage Securities Corp., and AGM's and AGC's claims for compensatory damages in the form of all claims paid and to be paid by AGM and AGC. The motion to dismiss is currently pending.

On March 26, 2013, AGM filed a lawsuit against RBS Securities Inc., RBS Financial Products Inc. and Financial Asset Securities Corp. (collectively, “RBS”) in the United States District Court for the Southern District of New York on the Soundview Home Loan Trust 2007-WMC1 transaction. The complaint alleges that RBS made fraudulent misrepresentations to AGM regarding the quality of the underlying mortgage loans in the transaction and that RBS's misrepresentations induced AGM into issuing a financial guaranty insurance policy in respect of the Class II-A-1 certificates issued in the transaction. On July 19, 2013, AGM amended its complaint to add a claim under Section 3105 of the New York Insurance Law. On March 17, 2014, the court denied RBS' motion to dismiss AGM's fraudulent misrepresentation claims but granted its motion to dismiss the insurance law claim.

“XXX” Life Insurance Transactions

In December 2008, Assured Guaranty (UK) Ltd. (“AGUK”) filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

6.	Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of March 31, 2014			As of December 31, 2013
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$1	$1	$—	$1
Alt-A first lien	10	—	10	10	—	10
Option ARM	2	3	(1)	2	3	(1)
Subprime	5	—	5	5	—	5
First lien	18	3	15	18	3	15
Second lien:
Closed-end second lien	3	—	3	3	—	3
HELOC	4	13	(9)	6	9	(3)
Second lien	7	13	(6)	9	9	0
Total U.S. RMBS	25	16	9	27	12	15
TruPS	0	—	0	0	—	0
Other structured finance	149	—	149	132	—	132
U.S. public finance	142	1	141	134	1	133
Non-U.S. public finance	9	—	9	9	—	9
Financial guaranty	325	17	308	302	13	289
Other	1	5	(4)	2	5	(3)
Total(1)	$326	$22	$304	$304	$18	$286
_____________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported reserve and salvage and subrogation amounts to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of March 31, 2014	As of December 31, 2013
	(in millions)
Loss and LAE reserve, net	$326	$304
Salvage and subrogation recoverable	(22)	(18)
Net reserves (salvage)	304	286
Less: other	(4)	(3)
Net reserves (salvage)	$308	$289

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W(1)
Insurance Contracts

	As of March 31, 2014	As of December 31, 2013
	(in millions)
Salvage and subrogation recoverable, net	$8	$2
Loss and LAE reserve, net	16	15
_____________________

(1)	The remaining benefit for R&W is not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1)  salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid
and Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2014
(in millions)
Net expected loss to be paid	$352
Salvage and subrogation recoverable, net of reinsurance	17
Loss and LAE reserve, net of reinsurance	(324)
Other recoveries (1)	0
Net expected loss to be expensed	$45
____________________
(1)    R&W recoverables recorded in other assets on the consolidated balance sheet.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Insurance Contracts

As of March 31, 2014
(in millions)
2014 (April 1 - June 30)	$1
2014 (July 1 - September 30)	0
2014 (October 1- December 31)	1
2015	3
2016	2
2017	2
2018	2
2019 - 2023	11
2024 - 2028	9
2029 - 2033	8
After 2033	6
Net expected loss to be expensed	45
Discount	320
Total future value	$365

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE Reported on the
Consolidated Statements of Operations

	First Quarter
	2014	2013
	(in millions)
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	$0	$—
Alt-A first lien	0	—
Option ARM	0	2
Subprime	0	1
First lien	0	3
Second lien:
Closed-end second lien	0	1
HELOC	(6)	(3)
Second lien	(6)	(2)
Total U.S. RMBS	(6)	1
TruPS	0	—
Other structured finance	18	(3)
Structured finance	12	(2)
Public Finance:
U.S. public finance	13	(2)
Non-U.S. public finance	—	4
Public finance	13	2
Subtotal	25	0
Other	(1)	—
Loss and LAE	$24	$0

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of March 31, 2014

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	127	40	75	242
Remaining weighted-average contract period (in years)	12.7	15.7	15.0	13.5
Outstanding exposure:
Principal	$3,366	$328	$1,276	$4,970
Interest	2,135	268	441	2,844
Total	$5,501	$596	$1,717	$7,814
Expected cash outflows (inflows)	$237	$84	$605	$926
Potential recoveries
Undiscounted R&W	(9)	(1)	(18)	(28)
Other(2)	(201)	(7)	(18)	(226)
Total potential recoveries	(210)	(8)	(36)	(254)
Subtotal	27	76	569	672
Discount	(2)	(45)	(273)	(320)
Present value of expected cash flows	$25	$31	$296	$352
Unearned premium reserve	$65	$6	$26	$97
Reserves (salvage) (3)	$1	$27	$280	$308

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	124	40	80	244
Remaining weighted‑average contract period (in years)	13.2	14.5	15.1	13.8
Outstanding exposure:
Principal	$3,350	$356	$1,307	$5,013
Interest	2,200	270	454	2,924
Total	$5,550	$626	$1,761	$7,937
Expected cash outflows(inflows)	$237	$88	$604	$929
Potential recoveries
Undiscounted R&W	(6)	(2)	(12)	(20)
Other(2)	(204)	(8)	(20)	(232)
Total potential recoveries	(210)	(10)	(32)	(252)
Subtotal	27	78	572	677
Discount	(2)	(48)	(294)	(344)
Present value of expected cash flows	$25	$30	$278	$333
Unearned premium reserve	$63	$7	$30	$100
Reserves (salvage) (3)	$1	$26	$262	$289
_____________________

(1)	The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes excess spread and draws on HELOCs.

(3)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of one of the Company’s affiliated ceding companies may result in increased claims under financial guaranties reinsured by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $5 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then the Company could pay claims in an additional amount not exceeding approximately $20 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of March 31, 2014, the Company had assumed exposure of approximately $1.7 billion net par of VRDOs, of which approximately $102 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

7.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During First Quarter 2014, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. As of March 31, 2014, the Company used models to price two fixed-maturity securities, which was 0.05% or $1 million of the Company’s fixed-maturity securities and short-term investments at fair value. Certain Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of assumed CDS contracts, and also include assumed interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2013, 99% was assumed from affiliated ceding companies. The affiliated ceding companies do not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate (except for certain rare circumstances); however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at March 31, 2014 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the perceived creditworthiness and ratings of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts.

•	Gross spread.

•	The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the affiliated ceding company for the credit protection provided (“net spread”); and,

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding companies (“hedge cost”).

•	The weighted average life which is based on Debt Service schedules.

•	The rates used to discount future expected premium cash flows ranged from 0.20% to 3.53% at March 31, 2014, and 0.21% to 3.88% at December 31, 2013.

The affiliated ceding companies obtain gross spreads on outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions), as well as collateral‑specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross‑referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third‑party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market‑based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type(1)

	As of March 31, 2014	As of December 31, 2013
Based on actual collateral specific spreads	13%	13%
Based on market indices	60%	61%
Provided by the CDS counterparty	27%	26%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross‑referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its deals. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 21% and 60% based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of March 31, 2014 and December 31, 2013, respectively. The change period over period is driven by AGM's and AGC's credit spreads narrowing as a result of the recent S&P upgrades. As a result of this, the cost to hedge AGC's and AGM's name has declined significantly causing more transactions to price above previously established floor levels. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection. For the portion of risk on each credit derivative contract that is ceded to its reinsurers, including cessions to the Company, the affiliated ceding company makes an adjustment to the fair value for any additional credit risk associated with the reinsurers. In the case of the Company, the affiliated ceding companies have adjusted the cession of the fair value of credit derivatives for the Company's lower rating. The Company's fair value of credit derivatives on assumed business from affiliated ceding companies includes the adjustment, or "haircut", for the Company's perceived higher credit risk and lower Moody's rating.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company’s contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the affiliated ceding companies’ own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The premium the affiliated ceding companies receive per annum (in bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company’s name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.

In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding London Interbank Offered Rate ("LIBOR") over the weighted average remaining life of the contract multiplied by the par outstanding at a given point in time.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At March 31, 2014 and December 31, 2013, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC or AGM's name.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of March 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$185	$—	$185	$—
U.S. government and agencies	154	—	154	—
Corporate securities	628	—	628	—
Mortgage-backed securities:
RMBS	567	—	566	1
Commercial mortgage-backed securities ("CMBS")	371	—	371	—
Asset-backed securities	137	—	137	—
Foreign government securities	16	—	16	—
Total fixed-maturity securities	2,058	—	2,057	1
Short-term investments	77	72	5	—
Credit derivative assets	3	—	—	3
Total assets carried at fair value	$2,138	$72	$2,062	$4
Liabilities:
Credit derivative liabilities	$421	$—	$—	$421
Total liabilities carried at fair value	$421	$—	$—	$421

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$181	$—	$181	$—
U.S. government and agencies	153	—	153	—
Corporate securities	627	—	627	—
Mortgage-backed securities:
RMBS	600	—	599	1
CMBS	317	—	317	—
Asset-backed securities	156	—	156	—
Foreign government securities	16	—	16	—
Total fixed-maturity securities	2,050	—	2,049	1
Short-term investments	77	31	46	—
Credit derivative assets	6	—	—	6
Total assets carried at fair value	$2,133	$31	$2,095	$7
Liabilities:
Credit derivative liabilities	$377	$—	$—	$377
Total liabilities carried at fair value	$377	$—	$—	$377

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during First Quarter 2014 and 2013.

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2014

	Fixed-Maturity Securities		Credit Derivative Asset (Liability), net(3)
	RMBS
	(in millions)
Fair value as of December 31, 2013	$1		$(371)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	0	(2)	(45)	(4)
Settlements	0		(2)
Fair value as of March 31, 2014	$1		$(418)
Change in unrealized gains/(losses) related to financial instruments held at March 31, 2014	$0		$(47)

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2013

	Fixed-Maturity Securities				Credit Derivative Asset (Liability), net(3)
	RMBS		Asset‑Backed Securities
	(in millions)
Fair value as of December 31, 2012	$2		$30		$(380)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	0	(2)	1	(2)	(103)	(4)
Other comprehensive income (loss)	0		2		—
Settlements	(1)		0		7
Fair value as of March 31, 2013	$1		$33		$(476)
Change in unrealized gains/(losses) related to financial instruments held at March 31, 2013	$0		$2		$(111)
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At March 31, 2014

Financial Instrument Description	Fair Value as of March 31, 2014 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed-maturity securities:
RMBS	$1	Discounted	CPR	3.3%	-	6.3%
		cash flow	CDR	4.1%	-	6.3%
			Severity	60.0%	-	60.4%
			Yield	6.3%	-	8.1%
Liabilities:
Credit derivative liabilities, net	(418)	Discounted	Year 1 loss estimates	0.0%	-	48.0%
		cash flow	Hedge cost (in bps)	13.8	-	291.0
			Bank profit (in bps)	3.9	-	1,453.5
			Internal floor (in bps)	7.0	-	30.0
			Internal credit rating	AAA	-	CCC

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2013

Financial Instrument Description	Fair Value as of December 31, 2013 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed-maturity securities:
RMBS	$1	Discounted	CPR	1.3%	-	6.2%
		cash flow	CDR	4.0%	-	8.4%
			Severity	53.1%	-	76.0%
			Yield	6.5%	-	8.8%
Liabilities:
Credit derivative liabilities, net	(371)	Discounted	Year 1 loss estimates	0.0%	-	48.0%
		cash flow	Hedge cost (in bps)	46.3	-	460.0
			Bank profit (in bps)	3.9	-	1,418.5
			Internal floor (in bps)	7.0	-	30.0
			Internal credit rating	AAA	-	CCC

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of March 31, 2014		As of December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,058	$2,058	$2,050	$2,050
Short-term investments	77	77	77	77
Loan receivable from affiliate	90	87	90	87
Credit derivative assets	3	3	6	6
Other assets	21	21	18	18
Liabilities:
Financial guaranty insurance contracts(1)	1,157	2,147	1,146	2,050
Credit derivative liabilities	421	421	377	377
Other liabilities	8	8	—	—
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

8.	Financial Guaranty Contracts Accounted for as Credit Derivatives

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor became bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the affiliated ceding companies or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company or the affiliated ceding companies may be required to make a termination payment to its swap counterparty upon such termination. The Company or the affiliated ceding companies may not unilaterally terminate a CDS contract; however, the affiliated ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 8.6 years at March 31, 2014 and 8.4 years at December 31, 2013. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Net Par Outstanding and Ratings

	As of March 31, 2014		As of December 31, 2013
	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations (“CLOs”)/ Collateralized bond obligations	$1,591	AAA	$1,771	AAA
Synthetic investment grade pooled corporate	145	AAA	145	AAA
TruPS	837	BB	860	BB
Market value CDOs of corporate obligations	219	AAA	247	AAA
Total pooled corporate obligations	2,792	AA	3,023	AA
U.S. RMBS:
Option ARM and Alt-A first lien	607	BB-	627	BB-
Subprime first lien	580	AA	599	AA
Prime first lien	43	CCC	44	CCC
Closed-end second lien and HELOCs	1	A-	1	A
Total U.S. RMBS	1,231	BBB+	1,271	BBB+
CMBS	573	AAA	719	AAA
Other	2,637	A	2,602	A
Assumed from affiliates	7,233	A+	7,615	A+
Assumed from third parties	105	A+	114	A+
Direct	2	CCC	5	B+
Total	$7,340	A+	$7,734	A+

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.3 billion of exposure to two pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $1.3 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $116 million is rated BIG.

Distribution of Credit Derivative
Net Par Outstanding by Internal Rating

	As of March 31, 2014		As of December 31, 2013
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$3,006	41.0%	$3,385	43.8%
AA	791	10.8	789	10.2
A	1,465	20.0	1,464	18.9
BBB	1,052	14.3	1,022	13.2
BIG	1,026	13.9	1,074	13.9
Credit derivative net par outstanding	$7,340	100.0%	$7,734	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	First Quarter
	2014	2013
	(in millions)
Realized gains on credit derivatives (1)	$2	$2
Net credit derivative losses (paid and payable) recovered and recoverable	0	6
Realized gains (losses) and other settlements on credit derivatives	2	8
Net change in unrealized gains (losses) on credit derivatives (2)	(47)	(111)
Net change in fair value of credit derivatives	$(45)	$(103)
____________________

(1)	Accelerations due to terminations of CDS contracts are not material for First Quarter 2014 and First Quarter 2013, respectively.

(2)
Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 5), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

	First Quarter
	2014	2013
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations	$(10)	$(14)
U.S. RMBS	(32)	(91)
Other	(5)	(6)
Total	$(47)	$(111)

During First Quarter 2014, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

During First Quarter 2013, unrealized fair value losses were generated primarily in the U.S. RMBS sectors, as well as pooled corporate obligations and TruPS, due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased significantly during the period. These transactions were pricing at or above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. To calculate the fair value of the CDS contracts, the Company matches the tenor of the CDS contracts in the Company's portfolio to the tenor of the CDS spread purchased in AGC's name.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date.

Five-Year CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of March 31, 2014	As of December 31, 2013	As of March 31, 2013	As of December 31, 2012
AGC	291	460	397	678

One-Year CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of March 31, 2014	As of December 31, 2013	As of March 31, 2013	As of December 31, 2012
AGC	55	185	59	270

Fair Value of Credit Derivatives
and Effect of AGC Credit Spreads

	As of March 31, 2014	As of December 31, 2013
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(708)	$(776)
Plus: Effect of Company credit spread	290	405
Net fair value of credit derivatives	$(418)	$(371)

The fair value of CDS contracts at March 31, 2014 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred and pooled corporate securities. Comparing March 31, 2014 with December 31, 2013, there was a narrowing of spreads primarily related to Alt-A first lien, Option ARM, and subprime RMBS transactions, as well as the Company's pooled corporate obligations. This narrowing of spreads combined with the runoff of par outstanding and termination of securities, resulted in a gain of approximately $68 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread is due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses In Excess of Premiums
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries In Excess of Premiums (1)
Asset Type	As of March 31, 2014	As of December 31, 2013	As of March 31, 2014	As of December 31, 2013
	(in millions)
Pooled corporate obligations	$(19)	$(9)	$(5)	$(9)
U.S. RMBS	(315)	(285)	(23)	(22)
CMBS	(1)	0	—	—
Other	(83)	(77)	13	14
Total	$(418)	$(371)	$(15)	$(17)
____________________

(1)
Represents the expected claim payments (recoveries) in excess of the present value of future installment fees to be received of $17 million as of March 31, 2014 and $18 million as of December 31, 2013. Includes R&W benefit of $47 million as of March 31, 2014 and $49 million as of December 31, 2013.

Ratings Sensitivities of Credit Derivative Contracts

Under AGRO's CDS contracts, it may be required to post eligible securities as collateral-generally cash or U.S. government or agency securities. For CDS contracts with one counterparty, this requirement is based on fair value assessments, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGRO's ratings decline. As of March 31, 2014, AGRO had posted approximately $3.5 million of collateral in respect of approximately $3 million of par insured. AGRO may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.

As of May 6, 2014, AGC’s affiliate AG Financial Products Inc. (the affiliate of AGC that enters into the credit derivative transactions as the seller of protection, as to which AGC is the credit support provider) and its CDS counterparty amended the ISDA master agreement between them to provide that a termination trigger based on a rating downgrade of the other party would no longer apply.  Before the amendment, a downgrade of AGC's financial strength rating below BBB- or Baa3 would have constituted a termination event that would have enabled the CDS counterparty to terminate approximately $336 million in CDS gross par reinsured by the Company.  If the CDS counterparty had been able to elect to terminate the affected transactions, AGC could have been required to make a termination payment (or may have been entitled to receive a termination payment).

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on its affiliated ceding company AGC and on the risks that it assumes.

Effect of Changes in Credit Spread

	As of March 31, 2014
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(870)	$(452)
50% widening in spreads	(644)	(226)
25% widening in spreads	(531)	(113)
10% widening in spreads	(464)	(46)
Base Scenario	(418)	—
10% narrowing in spreads	(380)	38
25% narrowing in spreads	(323)	95
50% narrowing in spreads	(228)	190
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and affiliated ceding companies credit spreads.

9.	Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and loan receivable from affiliate was $19 million and $18 million as of March 31, 2014 and December 31, 2013, respectively.

Net Investment Income

	First Quarter
	2014	2013
	(in millions)
Income from fixed-maturity securities	$18	$20
Interest income from loan receivable from affiliate	1	1
Gross investment income	19	21
Investment expenses	(1)	(1)
Net investment income	$18	$20

Net Realized Investment Gains (Losses)

	First Quarter
	2014	2013
	(in millions)
Realized gains on investment portfolio	$4	$2
Realized losses on investment portfolio	(3)	0
Net realized investment gains (losses)	$1	$2

There were no credit losses in investment portfolio as of March 31, 2014 and December 31, 2013. Credit losses were $13 million as of March 31, 2013 and December 31, 2012. There were no changes in the credit loss balances for First Quarter 2014 and 2013.

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of March 31, 2014

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain(2) (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	9%	$182	$7	$(4)	$185	$1	AA-
U.S. government and agencies	7	139	16	(1)	154	—	AA+
Corporate securities	29	606	27	(5)	628	0	A+
Mortgage‑backed securities(4):
RMBS	27	558	18	(9)	567	0	AA+
CMBS	17	362	10	(1)	371	—	AAA
Asset‑backed securities	6	134	3	0	137	0	AAA
Foreign government securities	1	16	0	—	16	—	AA
Total fixed-maturity securities	96	1,997	81	(20)	2,058	1	AA
Short-term investments	4	77	0	—	77	—	AAA
Total investment portfolio	100%	$2,074	$81	$(20)	$2,135	$1	AA

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	9%	$185	$6	$(10)	$181	$0	AA
U.S. government and agencies	7	138	16	(1)	153	—	AA+
Corporate securities	29	611	25	(9)	627	0	A+
Mortgage‑backed securities(4):
RMBS	29	599	17	(16)	600	(1)	AA+
CMBS	15	308	11	(2)	317	—	AAA
Asset‑backed securities	7	153	3	0	156	—	AAA
Foreign government securities	1	16	0	—	16	—	AA
Total fixed-maturity securities	97	2,010	78	(38)	2,050	(1)	AA
Short-term investments	3	77	0	0	77	—	AAA
Total investment portfolio	100%	$2,087	$78	$(38)	$2,127	$(1)	AA
____________________

(1)	Based on amortized cost.

(2)	Accumulated other comprehensive income ("AOCI"). See also Note 14, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 64% of mortgage backed securities as of March 31, 2014 and 69% as of December 31, 2013 based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody's are not eligible to be purchased for the Company's portfolio unless acquired for loss mitigation or risk management strategies.

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of March 31, 2014

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$97	$(4)	$—	$—	$97	$(4)
U.S. government and agencies	12	(1)	—	—	12	(1)
Corporate securities	117	(5)	5	0	122	(5)
Mortgage‑backed securities
RMBS	218	(8)	14	(1)	232	(9)
CMBS	46	(1)	—	—	46	(1)
Asset‑backed securities	11	0	—	—	11	0
Total	$501	$(19)	$19	$(1)	$520	$(20)
Number of securities		125		5		130
Number of securities with other-than-temporary impairment		1		—		1

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$110	$(10)	$—	$—	$110	$(10)
U.S. government and agencies	12	(1)	—	—	12	(1)
Corporate securities	158	(9)	—	—	158	(9)
Mortgage‑backed securities
RMBS	307	(15)	16	(1)	323	(16)
CMBS	47	(2)	—	—	47	(2)
Asset‑backed securities	30	0	—	—	30	0
Total	$664	$(37)	$16	$(1)	$680	$(38)
Number of securities		154		7		161
Number of securities with other-than-temporary impairment		—		—		—

Of the securities in an unrealized loss position for 12 months or more as of March 31, 2014, one security had unrealized losses greater than 10% of book value. The total unrealized loss for this security as of March 31, 2014 was $1 million. The Company has determined that the unrealized losses recorded as of March 31, 2014 are yield related and not the result of other-than-temporary impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of March 31, 2014 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of March 31, 2014

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$38	$39
Due after one year through five years	381	402
Due after five years through 10 years	464	479
Due after 10 years	194	200
Mortgage‑backed securities:
RMBS	558	567
CMBS	362	371
Total	$1,997	$2,058

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed-maturity securities and cash in trust accounts for the benefit of reinsured companies which amounted to $1,765 million and $1,701 million as of March 31, 2014 and December 31, 2013, respectively, based on fair value.

The fair value of the Company’s pledged securities under credit derivative contracts totaled $4 million as of March 31, 2014 and December 31, 2013.

No material investments of the Company were non-income producing for March 31, 2014 and 2013, respectively.

10.	Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

As of March 31, 2014, AG Re had unencumbered assets of $201 million. AG Re maintains unencumbered assets for general corporate purposes, including the payment of dividends and for placing assets in trust for the benefit of cedants to reflect declines in the market value of previously posted assets or additional ceded reserves. Accordingly, the amount of unencumbered assets will fluctuate during a given quarter based upon factors including the market value of previously posted assets and additional ceded reserves, if any. AG Re is an insurance company registered and licensed under the Insurance Act 1978 of Bermuda, amendments thereto and related regulations. Based on regulatory capital requirements, AG Re currently has $600 million in excess capital and surplus. As a Class 3B insurer, AG Re is restricted from paying dividends or distributing capital by the following regulatory requirements:

•	Dividends shall not exceed outstanding statutory surplus, which is $276 million.

•
Dividends on an annual basis shall not exceed 25% of its total statutory capital and statutory surplus (as set out in its previous year's financial statements) which is $280 million, unless it files (at least seven days before payment of such dividends) with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins.

•
Capital distributions on an annual basis shall not exceed 15% of its total statutory capital (as set out in its previous year's financial statements) which is $127 million, unless approval is granted by the Bermuda Monetary Authority.

•
Dividends are limited by requirements that the subject company must at all times (i) maintain the minimum solvency margin and the Company's applicable enhanced capital requirements required under the Insurance Act of 1978 and (ii) have relevant assets in an amount at least equal to 75% of relevant liabilities, both as defined under the Insurance Act of 1978.

Dividends Paid

	First Quarter
	2014	2013
	(in millions)
Dividends paid by AG Re to AGL	$62	$40

11.	Income Taxes

Provision for Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

Assured Guaranty Overseas US Holdings Inc. and its subsidiaries AGRO and AG Intermediary Inc., file their own consolidated federal income tax return. AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company, as a member of its respective consolidated tax return group, will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2014. A discrete calculation of the provision is calculated for each interim period.

The effective tax rates reflect the proportion of income recognized by each of the Company’s operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 35%.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

12.	Reinsurance and Other Monoline Exposures

The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, in each case, attributable to the reinsurance ceded to the Company pursuant to such agreements, after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength rating of AG Re gives certain reinsurance counterparties the right to recapture ceded business, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company's in-force financial guaranty assumed business, based on AG Re's current rating and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture assumed business ceded to AG Re, and in connection therewith, to receive payment from the assuming reinsurer of an amount equal to the reinsurer’s statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of March 31, 2014, if each third party company ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AG Re could be required to pay to all such companies would be approximately $283 million.

The Company ceded a de minimis amount of business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Effect of Reinsurance on Statement of Operations

	First Quarter
	2014	2013
	(in millions)
Premiums Written
Direct	$(2)	$0
Assumed	11	5
Net	$9	$5
Premiums Earned
Direct	$1	$2
Assumed	31	47
Net	$32	$49
Loss and LAE
Assumed	$24	$0
Net	$24	$0

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty insurers and reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has assumed primarily from its affiliates, AGM and AGC, where such affiliate's policy insures bonds that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At March 31, 2014, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $2.8 million insured by National Public Finance Guarantee Corporation and $0.3 million insured by Ambac Assurance Corporation ("Ambac").

Exposure by Reinsurer

	Ratings at May 27, 2014		Par Outstanding as of March 31, 2014
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to- Pay Insured Par Outstanding	Assumed Par Outstanding (1)
	(dollars in millions)
Affiliated Companies:
AGC	A3	AA	$—	$3	$31,162
AGM	A2	AA	—	323	60,894
Affiliated Companies			—	326	92,056
Non-Affiliated companies:
Ambac (3)	WR (2)	WR	—	1,503	16,696
MBIA Inc.	(3)	(3)	—	1,550	4,134
Financial Guaranty Insurance Company	WR	WR	—	631	1,180
Syncora Guarantee Inc.	WR	WR	—	542	146
CIFG Assurance North America Inc.	WR	WR	—	14	121
Radian Asset Assurance Inc.	Ba1	B+	—	2	—
Other	Various	Various	193	1,174	45
Non-Affiliated Companies			193	5,416	22,322
Total			$193	$5,742	$114,378
____________________

(1)	Includes $7,338 million in assumed par outstanding related to insured credit derivatives.

(2)	Represents “Withdrawn Rating.”

(3)	MBIA Inc. includes various subsidiaries which are rated AA- and B by S&P and A3, Ba2 and B2 by Moody’s. Ambac includes policies in their general and segregated account.

Amounts Due (To) From Reinsurers
As of March 31, 2014

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE
	(in millions)
AGC	$70	$—	$(163)
AGM	61	—	(36)
Ambac	63	—	(76)
MBIA Inc	7	—	(2)
Financial Guaranty Insurance Company	6	—	(104)
Other	0	(5)	(3)
Total	$207	$(5)	$(384)

13.	Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company or one of its affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or one of its affiliated ceding companies in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of their respective businesses, certain of the Company’s affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 5, Expected Loss to be Paid, as of the date of this filing, AGC and AGM have filed complaints against certain sponsors and underwriters of RMBS securities that AGC or AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the affiliated ceding company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company and its affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGM and AGC are: claims of breach of contract and fraud, brought by the City of San Jose, the City of Stockton, East Bay Municipal Utility District and Sacramento Suburban Water District, relating to the failure to disclose the impact of risky financial transactions on their financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. On September 9, 2013, plaintiffs filed an appeal of the anti-SLAPP ruling on the California antitrust statute. On September 30, 2013, AGC, AGM and the other bond insurer defendants filed a notice of cross-appeal. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. With respect to the 28 credit derivative transactions, AGFP calculated that LBIE owes AGFP approximately $25 million, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF seek to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. AGM believes the terminations of the CDS and the calculation of the termination payment amounts were consistent with the terms of the ISDA master agreements between the parties. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid on insured certificates issued in the MASTR Adjustable Rate Mortgages Trust 2007-3 securitization. AGM estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10-$20 million, net of expected settlement payments and reinsurance in force.

14.	Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$38	$(1)	$37
Other comprehensive income (loss) before reclassifications	18	2	20
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(1)	0	(1)
Tax (provision) benefit	1	—	1
Total amount reclassified from AOCI, net of tax	0	0	0
Net current period other comprehensive income (loss)	18	2	20
Balance, March 31, 2014	$56	$1	$57

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2013

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$160	$1	$161
Other comprehensive income (loss) before reclassifications	(13)	0	(13)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(2)	0	(2)
Tax (provision) benefit	0	—	0
Total amount reclassified from AOCI, net of tax	(2)	0	(2)
Net current period other comprehensive income	(15)	0	(15)
Balance, March 31, 2013	$145	$1	$146

15.	Subsequent Events

Subsequent events have been considered for disclosure through May 30, 2014, the date at which these financial statements were issued. The Company recognized subsequent events through May 30, 2014, the date Assured Guaranty's financial statements were issued, to the extent required.